Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Sirius XM Radio Inc.:
We consent to the incorporation by reference in the Registration Statement (Form S-3) of Sirius XM Radio Inc. our reports dated March 13, 2009, with respect to the consolidated balance sheets of XM Satellite Radio Holdings Inc. and subsidiaries (Successor) as of December 31, 2008 and of XM Satellite Radio Holdings Inc. and subsidiaries (Predecessor) as of December 31, 2007, and the related consolidated statements of operations, stockholder’s deficit and comprehensive loss, and cash flows for the period from August 1, 2008 to December 31, 2008 (Successor period) and from January 1, 2008 to July 31, 2008, and for each of the years in the two-year period ended December 31, 2007 (Predecessor periods), and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the Annual Report on Form 10-K for the year ended December 31, 2008 of XM Satellite Radio Holdings Inc. incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Registration Statement.
The audit report dated March 13, 2009 refers to the acquisition of XM Satellite Radio Holdings Inc., effective July 28, 2008, by Vernon Merger Corporation, a wholly owned subsidiary of Sirius XM Radio Inc.
/s/ KPMG LLP
McLean, VA
March 20, 2009